Purchase of SDA Mill Expected to Close in November

Milling Operations Restarted and Underway

FOR IMMEDIATE RELEASE             November 8, 2017

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”) is pleased to announce that its purchase of the SDA Mill, Nayarit State, Mexico, from Rose Petroleum plc (AIM:  ROSE) is nearing conclusion. The final major item for closing to occur, restructuring of Mexican ownership of the SDA Mill, is in progress and is expected to be concluded in November 2017. Other important closing items already in place include the necessary funding and Rose’s shareholder approval.

Magellan is especially pleased to announce that effective for the month of November 2017, operations of the SDA Mill have re-commenced under an interim milling agreement between the Company and Rose and its Mexican operating subsidiary. The processing plant currently is treating third-party ore on a toll basis at the rate of 100 tons per day. Magellan has funded costs of the interim operations under an approved budget and will be entitled to proceeds therefrom.

“Acquisition of the SDA Mill will transform Magellan into a production company and will be an exciting development for our shareholders,” stated CEO Pierce Carson. “With production started already under the interim processing agreement, we have begun to execute on our strategy to resume processing operations, build production and increase cash flow.”

Total consideration for the purchase of the SDA Mill is US$1.5 million, consisting of $1.0 million in cash and $500,000 in Magellan stock, of which $100,000 in cash already has been paid. As announced August 16, 2017, Magellan has arranged $900,000 in irrevocable bridge loans in support of the mill purchase. The bridge loans are sufficient to complete the cash component of the purchase price.

Although the parties anticipate closing to occur in November 2017, there can be no assurance that the purchase of the mill will be concluded.

The SDA Mill is a fully operational flotation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements. The mill has the capacity to process ore at a rate of up to 200 tons per day. The mill has a ten-year operating history. Historically its operation has been based on sales of flotation concentrates to smelters, and payment for precious metals content.  Until November 2017, milling activity was on hold pending the completion of the purchase transaction.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  The Company has obtained an option to acquire the SDA flotation plant in the State of Nayarit, Mexico, and controls two precious metals exploration properties located in Arizona and in Peru.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.  The Niñobamba Silver-Gold Property in central Peru, on which the Company has the right to earn a 50% interest, covers 9,027 acres and demonstrates potential for a large, bulk tonnage, silver-gold deposit.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson: (505) 463-9223

John Power: (707) 884-3766

Peter Nesveda (INT IR):  +61 4 1235 7375